Exhibit 6.5

ADDENDUM TO AGREEMENT

BETWEEN KGEM GOLF, INC. AND KYLE MORRIS

December 24, 2018

This Addendum (the "Addendum") to Membership Unit Purchase Agreement between KGEM Golf, Inc., a Delaware corporation, as successor in interest by corporate conversion of KGE, LLC, a Florida limited liability company ("KGE") and Kyle Morris ("Morris") (collectively, the "Parties") hereby amends the existing agreement (the "Agreement") amongst the Parties dated January 4, 2018, as follows:

Section 3 is amended and restated in its entirety as follows:

Morris has been invited to join KGE as a member, founder and executive, so that he will integrate his existing business enterprise, to be expanded with KGE on a national basis. KGE acknowledges that Morris' existing business operation in Dublin, Ohio - "The Golf Room" – is not to be included within the KGE planned business operation. Further, should Morris' "The Golf Room" be integrated into a KGE site anywhere in the greater Columbus, Ohio metropolitan area, Morris retains the option to own that sector of such location attributable to his "The Golf Room" activity unto himself, free-standing from other business activities of KGE within such location. Details such as lease payments, etc., are planned to be worked out at such time as a greater Columbus, Ohio location comes into existence.

Further, KGE will integrate a "sub-brand" of Morris's activity to align with its planned brand "GolfSuites", and Morris hereby grants an KGE, and its subsidiaries, a license to use his name, likeness, and The Golf Room name and proprietary information related to his golf coaching program (subject to the location restrictions in the above paragraph) as part of his investment in KGE.

Any disputes amongst the Parties shall be heard in Hillsborough County, state of Florida, in accordance with the laws of the state of Florida without regard to the conflict of laws provisions. The Agreement and Addendum may be executed with counterpart signature pages. Any other or further terms of the Agreement between the parties that are not in conflict with this Addendum shall remain in full force and effect, and are fully ratified as if set forth herein in their entirety.

[Signature Page Follows]

Page 1 of 2	Addendum to Agreement

Effective as of December 24, 2018.

KGEM Golf, Inc., a Delaware corporation		Kyle Morris

By	/s/ Gerald D. Ellenburg	By	/s/ Kyle Morris
	Gerald D. Ellenburg, Chairman & President		Kyle Morris

Page 2 of 2	Addendum to Agreement